UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2025

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41379	87-2764212
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor
Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2025 (the “Closing Date”), DraftKings Inc. (the “Company”) and certain of its subsidiaries entered into a first amendment (the “Amendment”) to its credit agreement, dated as of November 7, 2024 (as amended by the Amendment, the “Credit Agreement”), with, among others, various financial institutions as lenders and issuing banks and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent. The Amendment established a new class of incremental term loans under the Credit Agreement in an aggregate principal amount of $600,000,000 (the “Term B Facility” and, such term loans, the “Term B Loans”). DK Crown Holdings Inc., a wholly-owned subsidiary of the Company, is the borrower (the “Term B Borrower”) under the Term B Facility, and the net proceeds of the Term B Loans will be used for general corporate purposes.

The Term B Facility matures on March 4, 2032 (the “Maturity Date”), and all unpaid borrowings, together with accrued and unpaid interest thereon, are repayable on the Maturity Date (unless the Maturity Date is extended in accordance with the terms of the Credit Agreement). In addition, the Term B Borrower is required to repay a portion of the principal amount of the Term B Loans in an amount equal to 1.00% per annum (payable in quarterly installments) of the aggregate principal amount of the Term B Loans outstanding on the Closing Date.

The Term B Loans under the Term B Facility will bear interest, at the Term B Borrower’s election, at a rate of either (x) in the case of Term SOFR Loans, Term SOFR plus an applicable margin of 1.75% per annum, or (y) in the case of ABR Term Loans, ABR plus an applicable margin of 0.75% per annum (with each of the capitalized terms used in clauses (x) and (y) being defined in the Credit Agreement). In the event that the Term B Facility is prepaid or repaid within six (6) months of the Closing Date and such prepayment constitutes a Repricing Event (as defined in the Credit Agreement), such prepayment will be subject to a prepayment premium of 1.00% of the principal amount so prepaid or repaid.

Subject to customary exceptions, each existing and subsequently acquired or organized direct and indirect wholly-owned material domestic restricted subsidiary of the Company (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) has or will unconditionally, and jointly and severally, guarantee the obligations of the Company and certain of its subsidiaries under the Credit Agreement. The Company’s obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets of the Company and the equity and assets of the Subsidiary Guarantors, subject to customary exceptions.

The Credit Agreement contains customary representations and warranties. The Credit Agreement also contains customary affirmative and negative covenants that, among other things, (i) limit or restrict the ability of the Company and its restricted subsidiaries to incur debt; create liens; make investments; engage in mergers, acquisitions, and dispositions of assets; declare or pay dividends or repurchase shares; and prepay, redeem, or repurchase certain junior debt and (ii) require the Company to maintain a public corporate credit rating of the Company and the Term B Loans for so long as the Term B Loans remain outstanding. The Credit Agreement also provides for customary events of default.

Certain of the parties to the Credit Agreement and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company and certain of its subsidiaries for which they receive customary fees and expenses.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 4, 2025, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing, among other things, entry into the Amendment and the closing of the Term B Facility.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	First Amendment, dated as of March 4, 2025, to the Credit Agreement, dated as of November 7, 2024, among DraftKings Inc., DK Crown Holdings Inc., Golden Nugget Online Gaming, Inc., Jackpocket LLC, the Lenders and Issuing Banks party thereto and Morgan Stanley Senior Funding, Inc. as Administrative Agent and Collateral Agent.
99.1	Press Release, dated March 4, 2025, announcing entry into the Amendment and the closing of the Term B Facility.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2025

DRAFTKINGS INC.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Chief Legal Officer and Secretary